Exhibit 99.1

News Release
For Immediate Release

SALLIE MAE REPORTS SECOND-QUARTER 2020 FINANCIAL RESULTS

Second-Quarter GAAP Loss Per Share of $0.23; Driven by $243 Million Increase to the Provision for Credit Losses for Estimated Future Economic Impacts of COVID-19

Private Education Loan Portfolio Totals $19.8 Billion at June 30, 2020

$497 Million in Private Education Loans Originated During Quarter

NEWARK, Del., July 22, 2020 - Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released second-quarter 2020 financial results. Highlights of those results are included in the attached supplement. Complete financial results are available at www.SallieMae.com/investors.

Sallie Mae will host an earnings conference call tomorrow, July 23, 2020, at 8 a.m. EDT. Executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. To participate, dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 5487762 starting at 7:45 a.m. EDT. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through August 6, 2020, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 5487762.

A live audio webcast of the conference call and presentation slides may be accessed at www.SallieMae.com/investors.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
Contacts:
Media
Rick Castellano, 302-451-2541, rick.castellano@salliemae.com

Investors
Brian Cronin, 302-451-0304, brian.cronin@salliemae.com

Sallie Mae Reports Second-Quarter 2020 Financial Results

Second-Quarter GAAP Loss Per Share of $0.23; Driven by $243 Million Increase to the Provision for Credit Losses for Estimated Future Economic Impacts of COVID-19

Private Education Loan Portfolio Totals $19.8 Billion at June 30, 2020

$497 Million in Private Education Loans Originated During Quarter

While the pandemic has changed much of the world around us, students and families remain determined to pursue a higher education. Still, many have delayed their decision for how to pay for it as they grapple with the effects of the current economic environment: families have lower disposable income and a greater desire to hold on to assets, and public institutions have increased prices in response to reduced state subsidies. As the leading provider of private student loans, we are well-positioned and well-capitalized to meet families’ needs in this rapidly changing environment.

In response to the impact the pandemic is having on our business, we are aggressively managing expenses and building substantial reserves to stay ahead of the difficult economic conditions that are expected to continue. Our customers are demonstrating their ability to weather it, too, as about half of those who took advantage of our disaster relief have already resumed making payments. This has allowed us to direct our resources and assistance to those customers with ongoing financial distress. This is important work, and our team’s passion for customer care leads them to excel at it.

These extraordinary times validate the value of an education. Those with a higher education have experienced lower job loss and unemployment levels than those without. Education continues to be key to creating a more just and equal society. It was a privilege to announce our $4.5 million commitment to advancing diversity in higher education and supporting programs that foster inclusion, equality, and social justice. It is our hope that, by helping more minority and underserved communities access and complete higher education, we will help more aspire to and achieve the American Dream.

Jonathan Witter, CEO, Sallie Mae

Second-Quarter 2020 Highlights vs. Second-Quarter 2019 Highlights

•Net interest income of $349 million, down 12%.
•Private education loan originations of $497 million, down 7%.
•Ending private education loans outstanding, net, of $19.8 billion, down 7%.
•Average yield on the private education loan portfolio was 8.33%, down 106 basis points.
•Private education loan provision for loan losses was $229 million, up from $71 million.
•Private education loans in forbearance were 9.3% of private education loans in repayment and forbearance, up from 3.6%.
•Private education loans in repayment delinquencies as a percentage of private education loans in repayment were 2.2%, down from 2.7%.
•Private education loan delinquencies as a percentage of private education loans in repayment and delinquent forbearance loans were 2.7%, unchanged from 2.7%.
•Personal loans outstanding of $609 million, down from $1.1 billion.
•Paid second-quarter common stock dividend of $0.03 per share, unchanged from prior-year period.
•Total non-interest expenses of $142 million, up 2%.

GAAP EPS	Non-GAAP “Core Earnings” EPS(1)	Private Education Loan Originations	Total Education Loan Assets, net	Common Equity Tier 1 Risk-Based Capital
2Q20 - $(0.23)	2Q20 - $(0.22)	2Q20 - $497 million	6/30/20 - $20.5 billion	6/30/20 - 12.4%

Investor Contact: Brian Cronin, 302-451-0304 brian.cronin@salliemae.com	Media Contact: Rick Castellano, 302-451-2541 rick.castellano@salliemae.com

The following are significant items or events that occurred in the second-quarter 2020 and will affect the company’s performance in 2020.

Impact of COVID-19 on Sallie Mae
    Early in the second quarter of 2020, severe restrictions were placed on businesses to slow the growth of COVID-19 infections. Many shut down, causing the unemployment rate to increase dramatically, while others instituted a work from home regime. In response, the company offered disaster forbearance to those customers who contacted the company and were negatively affected by COVID-19. As the second quarter of 2020 progressed, cities and states loosened their restrictions, businesses began to re-open, and unemployment rates began to decline. In the latter half of June 2020, the country experienced a significant spike in COVID-19 infections as more people left home for work and other activities. For the quarter ended June 30, 2020, the company considered the current economic forecasts as well as the significant uncertainty of how the recent spike in COVID-19 infections may affect future unemployment rates and the economy in estimating the company’s allowance for loan losses. As a result, the company estimates that the provision for credit losses increased this quarter by $243 million due to the future estimated economic impacts of COVID-19. As the year progresses and COVID-19’s economic impact becomes clearer, the company could experience significant changes in its allowance for loan losses. For further discussion of the risk COVID-19 poses to the business, the company’s response to the pandemic, and the expected impacts of COVID-19 on the business, please refer to the company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2020 (filed with the Securities and Exchange Commission (“SEC”) on July 22, 2020).

    The COVID-19 crisis is unprecedented and has had a significant impact on the economic environment globally and in the U.S. There is a significant amount of uncertainty as to the length and breadth of the impact to the U.S. economy and, consequently, on the company. Please refer to Part II, Item 1A. “Risk Factors — COVID-19 Pandemic” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the SEC on April 22, 2020), for risks associated with COVID-19. Also, see page 6 for a cautionary note regarding forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 28, 2020) and subsequent filings with the SEC.

Guidance
Given the economic uncertainties resulting from COVID-19, the company withdrew guidance for 2020 earlier in 2020.

Quarterly Financial Highlights

	2Q 2020	1Q 2020	2Q 2019
Income Statement ($ millions)
Total interest income	$485	$575	$574
Total interest expense	136	175	177
Net interest income	349	400	397
Less: provisions for credit losses	352	61	93
Total non-interest income (loss)	29	292	19
Total non-interest expenses	142	147	139
Income tax expense (benefit)	(31)	121	34
Net income (loss)	(85)	362	150
Preferred stock dividends	3	3	4
Net income (loss) attributable to common stock	(88)	359	146
“Core Earnings” adjustments to GAAP(1)	6	(32)	(14)
Non-GAAP “Core Earnings” net income (loss) attributable to common stock(1)	(82)	327	132

Ending Balances ($ millions)
Private Education Loans, net	$19,793	$20,176	$21,395
FFELP Loans, net	752	765	813
Personal Loans, net	609	747	1,061
Credit Cards, net	10	7	—
Deposits	$23,592	$24,446	$21,178
-Brokered	12,749	13,658	11,738
-Retail and other	10,843	10,788	9,440

Key Performance Metrics
Net interest margin	4.55%	5.08%	5.88%
Yield - Total interest-earning assets	6.33%	7.30%	8.50%
-Private Education Loans	8.33%	8.86%	9.39%
-Personal Loans	12.54%	12.11%	12.00%
Cost of Funds	1.91%	2.41%	2.84%
Return on Assets (“ROA”)(2)	(1.1)%	4.6%	2.1%
Non-GAAP “Core Earnings” ROA(3)	(1.0)%	4.2%	1.9%
Return on Common Equity (“ROCE”)(4)	(21.0)%	67.4%	21.8%
Non-GAAP “Core Earnings” ROCE(5)	(19.5)%	61.4%	19.8%

Per Common Share
GAAP diluted earnings (loss) per common share	$(0.23)	$0.87	$0.34
Non-GAAP “Core Earnings” diluted earnings (loss) per common share(1)	$(0.22)	$0.79	$0.31
Average common and common equivalent shares outstanding (millions)	375	413	432

Footnotes:

(1) Sallie Mae provides “Core Earnings” because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between “Core Earnings” and GAAP net income is driven by mark-to-fair value unrealized gains and losses on derivative contracts recognized in GAAP, but not in “Core Earnings” results. See the “Core Earnings” to GAAP Reconciliation in this press release for a full reconciliation of GAAP and “Core Earnings.” “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will be equal to $0. Management believes the company’s derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.

(2) We calculate and report our Return on Assets (“ROA”) as the ratio of (a) GAAP net income (loss) numerator (annualized) to (b) the GAAP total average assets denominator.

(3) We calculate and report our non-GAAP “Core Earnings” Return on Assets (“Core Earnings ROA”) as the ratio of (a) “Core Earnings” net income (loss) numerator (annualized) to (b) the GAAP total average assets denominator.

(4) We calculate and report our Return on Common Equity (“ROCE”) as the ratio of (a) GAAP net income (loss) attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

(5) We calculate and report our non-GAAP “Core Earnings” Return on Common Equity (“Core Earnings ROCE”) as the ratio of (a) “Core Earnings” net income (loss) attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

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This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements. This includes, but is not limited to: statements regarding future developments surrounding COVID-19 or any other pandemic, including, without limitation, statements regarding the potential impact of COVID-19 or any other pandemic on the company’s business, results of operations, financial condition, and/or cash flows; the company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future, subject to the determination by the company’s Board of Directors, and based on an evaluation of the company’s earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks, and uncertainties; the company’s 2020 guidance; the company’s three-year horizon outlook; the company’s expectation and ability to execute loan sales and share repurchases; the company’s projections regarding originations, earnings, and balance sheet position; and any estimates related to accounting standard changes. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 28, 2020) and subsequent filings with the SEC; the societal, business, and legislative/regulatory impact of pandemics and other public heath crises; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of our allowance for loan losses and the related provision expense; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents, cyberattacks, and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; rates of prepayments on the loans that we own; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$4,988,961	$5,563,877
Investments:
Trading investments at fair value (cost of $12,551)	14,261	—
Available-for-sale investments at fair value (cost of $2,013,021 and $485,756, respectively)	2,020,948	487,669
Other investments	81,967	84,420
Total investments	2,117,176	572,089
Loans held for investment (net of allowance for losses of $1,929,323 and $441,912, respectively)	21,163,931	24,667,792
Restricted cash	115,192	156,883
Other interest-earning assets	74,902	52,564
Accrued interest receivable	1,392,677	1,392,725
Premises and equipment, net	147,738	134,749
Income taxes receivable, net	340,779	88,844
Tax indemnification receivable	28,125	27,558
Other assets	42,629	29,398
Total assets	$30,412,110	$32,686,479

Liabilities
Deposits	$23,592,119	$24,283,983
Short-term borrowings	—	289,230
Long-term borrowings	4,449,767	4,354,037
Upromise member accounts	—	192,662
Other liabilities	353,305	254,731
Total liabilities	28,395,191	29,374,643

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 456.5 million and 453.6 million shares issued, respectively	91,317	90,720
Additional paid-in capital	1,234,450	1,307,630
Accumulated other comprehensive loss (net of tax benefit of ($14,314) and ($3,995), respectively)	(44,071)	(12,367)
Retained earnings	1,133,269	1,850,512
Total SLM Corporation stockholders’ equity before treasury stock	2,814,965	3,636,495
Less: Common stock held in treasury at cost: 81.3 million and 32.5 million shares, respectively	(798,046)	(324,659)
Total equity	2,016,919	3,311,836
Total liabilities and equity	$30,412,110	$32,686,479

SLM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Loans	$480,170	$553,905	$1,035,447	$1,107,384
Investments	2,489	1,706	5,006	3,127
Cash and cash equivalents	2,136	18,111	19,275	29,664
Total interest income	484,795	573,722	1,059,728	1,140,175
Interest expense:
Deposits	100,246	136,597	235,358	262,584
Interest expense on short-term borrowings	3,399	1,135	7,616	2,300
Interest expense on long-term borrowings	32,375	39,122	67,863	76,142
Total interest expense	136,020	176,854	310,837	341,026
Net interest income	348,775	396,868	748,891	799,149
Less: provisions for credit losses	351,887	93,375	413,145	157,165
Net interest income (loss) after provisions for credit losses	(3,112)	303,493	335,746	641,984
Non-interest income (loss):
Gains (losses) on sales of loans, net	(369)	—	238,566	—
Gains on derivatives and hedging activities, net	3,751	16,736	49,423	19,499
Other income	25,412	2,655	32,899	16,033
Total non-interest income	28,794	19,391	320,888	35,532
Non-interest expenses:
Compensation and benefits	72,448	66,495	156,670	145,233
FDIC assessment fees	7,163	7,356	16,053	14,974
Other operating expenses	61,946	64,955	116,132	118,746
Total non-interest expenses	141,557	138,806	288,855	278,953
Income (loss) before income tax expense (benefit)	(115,875)	184,078	367,779	398,563
Income tax expense (benefit)	(30,664)	33,801	90,817	90,097
Net income (loss)	(85,211)	150,277	276,962	308,466
Preferred stock dividends	2,478	4,331	5,942	8,799
Net income (loss) attributable to SLM Corporation common stock	$(87,689)	$145,946	$271,020	$299,667
Basic earnings (loss) per common share attributable to SLM Corporation	$(0.23)	$0.34	$0.69	$0.69
Average common shares outstanding	375,009	429,278	392,397	431,911
Diluted earnings (loss) per common share attributable to SLM Corporation	$(0.23)	$0.34	$0.69	$0.69
Average common and common equivalent shares outstanding	375,009	432,253	395,191	435,233
Declared dividends per common share attributable to SLM Corporation	$0.06	$0.06	$0.09	$0.09

“Core Earnings” to GAAP Reconciliation
The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

“Core Earnings” adjustments to GAAP:
GAAP net income (loss)	$(85,211)	$150,277	$276,962	$308,466
Preferred stock dividends	2,478	4,331	5,942	8,799
GAAP net income (loss) attributable to SLM Corporation common stock	$(87,689)	$145,946	$271,020	$299,667

Adjustments:
Net impact of derivative accounting(1)	7,853	(18,242)	(34,459)	(22,444)
Net tax expense (benefit)(2)	1,918	(4,458)	(8,412)	(5,485)
Total “Core Earnings” adjustments to GAAP	5,935	(13,784)	(26,047)	(16,959)

“Core Earnings” (loss) attributable to SLM Corporation common stock	$(81,754)	$132,162	$244,973	$282,708

GAAP diluted earnings (loss) per common share	$(0.23)	$0.34	$0.69	$0.69
Derivative adjustments, net of tax	0.01	(0.03)	(0.07)	(0.04)
“Core Earnings” diluted earnings (loss) per common share	$(0.22)	$0.31	$0.62	$0.65
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at Sallie Mae Bank where the derivative instruments are held.

The following table reflects our provisions for credit losses and total portfolio net charge-offs:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019

Provisions for credit losses	$351,887	$93,375	$413,145	$157,165
Total portfolio net charge-offs	(39,637)	(67,243)	(101,068)	(115,699)

In 2020, we began to evaluate management’s performance internally using a measure that starts with “Core Earnings” net income as disclosed above for a period, and further adjusting it by increasing it by the impact of GAAP provisions for credit losses and decreasing it by the total portfolio net charge-offs recorded in that period, net of the tax impact of these adjustments.